CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): February 10, 2012 (January 3, 2012)

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or By-Laws

Section 8- Other Events

Item 8.01- Other Events

On January 3, 2012, we filed a Form 8K disclosing that we were going to effect a 1:25 reverse split of our outstanding common stock on or before January 15, 2012. The reverse split cannot be effected in the OTC Market on which our stock trades without the approval of the Financial Industry Regulatory Authority (“FINRA”). Although we timely submitted our FINRA application, due to FINRA’s current extended review period for applications, the split was not effected by January 15, 2012. FINRA has since approved our application and the reverse split will be effected as of February 10, 2012. Our symbol on the OTCQX will be RXPCD for 20 business days from February 10, 2012 to account for the action. Our new CUSIP number is 750341 208.

As of February 9, 2012, we had a total of 1,490,442,665 shares of common stock issued and outstanding. As a result of the reverse stock split, such outstanding shares will be reduced to a total of 59,617,707 shares of common stock. The reverse stock split will not affect our 5.0 billion shares of common stock authorized by our certificate of incorporation.

In connection with the reverse stock split, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the split.

We want to remind our stockholders that you do not need to return your stock certificates. Each certificate shall automatically represent that number of shares of common stock available after the reverse stock split. For example, if you own 25 shares of our common stock, immediately after the split you will automatically own 1 share of our common stock.

Our decision to implement a reverse stock split is, in part, pursuant to our obligations under the separate exchange agreements we entered into on November 28, 2011 with each of the investors of the private financing we closed in January 2011. We are also hopeful that the reverse stock split will help us maintain compliance with the OTCQX rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Akio Ariura
Name: Akio Ariura
Title: Chief Financial Officer

Dated: February 10, 2012